Exhibit 99.1
FOR IMMEDIATE RELEASE
Alliance Semiconductor Completes Sale of Systems Solutions Business
to Tundra Semiconductor
SANTA CLARA, Calif.—(BUSINESS WIRE)—May 8, 2006—Alliance Semiconductor Corporation (Nasdaq:ALSC, “Alliance”) today announced that it had completed the sale of its Systems Solutions business unit to Tundra Semiconductor Corporation (TSX:TUN, “Tundra”) for $5.8 million in cash. On April 19 2006, Alliance announced that it had entered into a definitive agreement with Tundra for the sale of substantially all of the assets of the Systems Solutions business unit.
Mel Keating, President and Chief Executive Officer of Alliance, commented, “We are very pleased with the fit presented by the transaction, that fact that over fifty of our employees have found a home with Tundra and the value that the transaction delivers for the Alliance stockholders.”
As previously announced on May 1, 2006, Alliance has also entered into a definitive agreement for the sale of its Analog and Mixed Signal Business Unit to a group of investors led by Shah Capital Partners, LP and continues to explore the possible disposition of its remaining memory chip operations.
Forward-Looking Statements
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “becoming,” “receiving” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for the Company or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the semiconductor and communications industries; our ability to sustain historical margins; increased competition; increased costs; increases in our cost of borrowings or unavailability of debt or equity capital on terms considered reasonable by management if the need for financing arises; litigation; the possibility of unsatisfied closing conditions; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
Contacts:
Alliance Semiconductor Corporation, Santa Clara, CA
Melvin L. Keating, President and Chief Executive Officer
408-855-4900